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                                                                     EXHIBIT 2.2

                 FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT


     THIS FIRST AMENDMENT TO PURCHASE AND SALE AGREEMENT ("First Amendment") is made and entered into as of May 30, 1997, by and between 1700/1750 West Loop S. Limited Partnership, Zenith Properties (Atlanta), Inc., Zenith Properties (Orlando), Limited Partnership (hereinafter collectively referred to as "Seller"), and American General Hospitality Operating Partnership, L.P. ("Buyer").

                                    Recitals
                                    --------

     A. Buyer and Seller previously entered into a Purchase and Sale Agreement dated April 15, 1997 (the "Agreement") with respect to the purchase of the Marriott Hotel West Loop and 1700 West Loop Office Tower, Houston, Texas, Radisson Hotel Atlanta, Atlanta, Georgia, and Radisson Twin Towers Hotel and Convention Center, Orlando, Florida, as well as certain other property related thereto more particularly described in the Agreement.

     B. Buyer and Seller have agreed to amend the Agreement, subject to and in accordance with the terms of this First Amendment.

                                     Terms
                                     -----

     Buyer and Seller agree as follows:

     1.   Recitals.  The foregoing recitals are true and are incorporated into
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this First Amendment.

     2.   Definitions.  Unless otherwise specifically defined in this First
          -----------
Amendment, all capitalized terms used in this First Amendment shall have the respective meanings ascribed to them in the Agreement.

     3.   Amendments.  The agreement is hereby amended as follows:
          ----------

          3.1. Removal of Atlanta Real Property From Agreement.
               -----------------------------------------------

          By execution of this First Amendment it is acknowledged and agreed by both Buyer and Seller that the Atlanta Real Property and the Property attributable thereto are hereby removed from the transaction contemplated by the Agreement and the Agreement shall be of no further force and effect with respect to the Atlanta Real Property and the Property attributable thereto and except as provided in this First Amendment, Buyer shall have no liability or further obligation with respect thereto. Further, by execution of this First Amendment Buyer hereby acknowledges that it is relinquishing any claim or right under the

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Agreement to or arising from the, Atlanta Real Property and the Property related thereto and that Seller is free to convey, transfer or dispose of in any manner the Atlanta Real Property and the Property related thereto free of any claim by Buyer.

          3.2  Purchase Price.
               --------------

               Section 1 (eee) of the Agreement is amended to read in its entirety as follows:

          (eee) "Purchase Price": The Purchase Price for the property shall be,
$113,600,000 plus Seller's actual cost for the Consumables.   In the event Buyer
elects to take the Extended Due Diligence Period or elects to extend Closing pursuant to Sections 3.2 hereof, the Purchase Price shall be increased by the
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amount of the Non-Refundable Deposit.

          3.3  Waiver of Default.  By the execution of this First Amendment
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Buyer acknowledges and agrees that it, hereby waives and releases any claims it may have against Seller arising out of or related to that certain default alleged by Buyer to have occurred as set forth in that certain letter from Buyer's counsel Sharyn Gibau-Heyman to Seller's counsel M. Joseph Allman dated May 14, 1997, which letter is hereby incorporated by reference. Buyer further acknowledges that the acceptance by Seller of this waiver and release does not constitute any admission of liability by Seller with respect to said default.

          3.4  Due Diligence Documents.  Buyer agrees to make available at no
               -----------------------
cost to Seller upon written request from Seller, copies of all due diligence documents, studies, reports, surveys, and environmental reports or audits undertaken by or on behalf of or received by Buyer with respect to the Atlanta Real Property. Seller agrees that said documents will be furnished without representation or warranty from Buyer as to their accuracy or completeness.

          3.5  Costs and Expenses.  Notwithstanding the provisions of the
               ------------------
Section 9.2 of the Agreement, with respect to the Atlanta Real Property, Buyer hereby agrees to pay 100% of the costs and expenses which relate to or are attributable to the Title Commitment, the UCC Searches and the Survey of the Atlanta Real Property.

          3.6  Closing Date.  Buyer and Seller agree that Section 1(m) is hereby
               ------------
amended to provide that the Closing Date shall be June 25, 1997. Buyer shall use its commercially reasonable efforts with its lender to arrange for an earlier Closing Date. Seller and Buyer acknowledge that the Closing Date shall be extended to July 15, 1997 in the event that Buyer exercises its Section 3.2 extension rights with respect either to the extension of the Due Diligence Period or, alternatively, to the extension of the Closing Date.

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          3.7  Title Objections.  Seller agrees that Seller shall use good faith
               ----------------
efforts to resolve the title objections of Buyer set forth in Paragraph 2(c) of that certain Title Objection Summary for the Houston Real Property dated May 7, 1997 and the title objections 3(b)(iii) and 3(c) set forth in that certain Title Objection Summary to Orlando Real Property dated May 7, 1997, but in the event Seller is unable, after the exercise of good faith efforts, to cure said objections, Buyer agrees that Buyer will waive the same as title objections.

          3.8  Orlando Limited Partnership.  At Closing, Seller, or its designee
               ---------------------------
will invest the sum of $3,000,000 for a 49% limited partnership interest as the limited partner in the limited partnership which will lease the Radisson Twin Towers and Convention Center, Orlando, Florida from Buyer (the "Limited Partnership"). The general partner of the Limited Partnership will be AGH Leasing, L.P. The Limited Partnership agreement shall be executed at closing and shall be substantially in the form of Exhibit A attached hereto, subject to reasonable changes approved by Seller and Buyer, and shall provide in general terms: (i) that the limited partner shall not be required to make any additional investments other than the initial $3,000,000 investment; (ii) the 49% interest shall stand the first risk of loss up to the amount of the initial $3,000,000 investment and shall be specifically allocated any losses for income tax purposes to the extent of losses, if any; (iii) the 49% interest shall be allocated profits and cash flow in proportion to its partnership interest except as otherwise set forth in the Limited Partnership agreement; (iv) the limited partner shall be entitled on an annual basis to restore its capital account via additional cash investment; and (v) in the instance that such restoration contribution is not made on a timely basis, the general partner shall accede to the interest by assuming all obligations of the limited partner and the limited partner shall be fully and completely released from any and all obligations or liability of, or to the Limited Partnership or the general partner. On or before 5:00 p.m. eastern time June 6, 1997 Seller shall have received from Buyer an opinion of counsel letter from counsel to the Limited Partnership which shall be reasonably satisfactory to Seller and which shall provide Seller with assurances that, provided that Seller has complied with the provisions of the Limited Partnership Agreement (including any payment obligations in sections 9.4 and 2.1.4.3 thereof): (i) Seller's maximum liability as a result of its interest in the Limited Partnership shall not exceed Seller's initial $3,000,000 investment plus amounts wrongfully distributed to Seller from the Partnership;
(ii) the Limited Partnership has been validly formed and will be taxed as a Limited Partnership; (iii) as limited partner, Seller shall have no liability to third parties for Limited Partnership obligations except to the extent Seller is liable to the Limited Partnership; the tax allocation provisions in the Limited Partnership Agreement (including the provision allocating the first $3,000,000 in losses of the Limited partnership to Seller) satisfy the requirements of
Section 704(b) of the Code and will be respected; and (v) under the Limited Partnership agreement no income will be allocated to Seller without Seller's having received an equivalent cash distribution or a credit to its capital account for such income. Seller shall have until 5:00 p.m. eastern time June 11, 1997 to notify Buyer in

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writing of its reasonable approval or reasonable disapproval of said opinion of counsel letter. Seller's reasonable approval of such opinion of counsel letter in form reasonably satisfactory to Seller shall be a condition precedent to Seller's obligation to Close the transaction contemplated herein. In the event that Seller reasonably disapproves of said opinion of counsel letter, Seller at its option may terminate the Agreement, in which case Buyer shall be entitled to the return of the Deposit and thereafter Seller and Buyer shall have no further obligations or liabilities one to the other hereunder except for any indemnity or liability of Buyer pursuant to Section 5 hereof and other obligations which
                                  ---------
 this Agreement shall state expressly survive termination hereof.

          3.9   Exclusion of Laundry Facility Property From Orlando Real
                --------------------------------------------------------
Property.
--------

          Section 1(aaa) of the Agreement is amended to read in its entirety as follows:

                (aaa) "Orlando Real Property": Shall mean that certain real property located in the County of Orange, State of Florida, described in Exhibit A-3 upon which the Radisson Twin Towers Hotel and Convention Center, having a street address of 5780 Major Blvd., Orlando, Florida is located, (but expressly excluding from that certain real property described in Exhibit A-3, that certain real property upon which the laundry facility used in connection with the Radisson Twin Towers Hotel and Convention Center, having a street address of 5824 Precision Drive, Orlando, Florida is located which is not part of the Property being conveyed to Buyer under the Agreement), together with all of Seller's right, title and interest, if any, in an to all rights of way, streets, alleys, easements and strips or gores of land appurtenant to the aforedescribed real property.

          3.10 Side Letter -- Laundry Facility.
               -------------------------------

          On or before 5:00 p.m. eastern time, June 2, 1997 Buyer and Seller shall agree on the terms of a letter concerning the provision of laundry services to the Orlando Real Property. In the event Buyer and Seller shall fail to agree on the terms of such letter Buyer may, at its option, terminate the Agreement in which case Buyer shall be entitled to the return of the Deposit and thereafter Seller and Buyer shall have no further obligations or liabilities one to the other hereunder except for any indemnity or liability of Buyer pursuant to Section 5 hereof and other obligations which this Agreement shall state
   ---------
expressly survive termination hereof.

     4.   No Other Modifications.  Except as specifically amended by this First
          ----------------------
Amendment, the Agreement shall remain in full force and effect without other amendment or modification. Seller and Buyer specifically acknowledge that the indemnity obligations of Buyer as set forth in Section 5 (g) of the Agreement and the confidentiality provisions as

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set forth in Section 30.11(b) of the Agreement, as the same relate to the
Radisson Hotel Atlanta property shall survive the execution of this First Amendment and shall remain in full force and effect thereto.

     5.   Counterparts.  This Amendment may be executed in counterparts, each of
          ------------
which shall be considered an original, but all of which shall constitute one and the same document. Delivery of an executed counterpart by any party to this Agreement may be made to the other party by facsimile, and such facsimile shall have the same force and effect as an original. Any party so delivering the other party an original by facsimile transmission shall promptly deliver to the other party an original executed counterpart of this Amendment, but failure to do so shall not affect the validity of the execution and delivery of this Amendment.

     The parties hereto have executed this First Amendment to Purchase and Sale Agreement as of the date and year hereinabove written.



                      THE NEXT PAGE IS THE SIGNATURE PAGE

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            SIGNATURE PAGE TO FIRST AMENDMENT TO PURCHASE AND SALE
            AGREEMENT BY AND BETWEEN 1700/1750 WEST LOOP S. LIMITED
         PARTNERSHIP AND ZENITH PROPERTIES (ATLANTA), INC. AND ZENITH
          PROPERTIES (ORLANDO), LIMITED PARTNERSHIP, COLLECTIVELY AS
               SELLER AND AMERICAN GENERAL HOSPITALITY OPERATING
                          PARTNERSHIP, L.P. AS BUYER


           "SELLER"                                      "BUYER"

1700/1750 West  Loop S. Limited                American General Hospitality
Partnership                                    Operating Partnership, L.P.

By: Zenith Properties (Houston), Inc.,         By: AGH GP, Inc., General
General Partner                                Partner

By: /s/ George Tang                            By: /s/ Bruce G. Wiles
    ----------------------------------             -----------------------------
Title: President                               Title: Executive Vice Presidnt
       -------------------------------                --------------------------

                "SELLER"

Zenith Properties (Atlanta), Inc.

By: /s/ George Tang
    ----------------------------------
Title: President
       -------------------------------

           "SELLER"

Zenith Properties (Orlando), Limited
Partnership

By: Regent Hospitality Corporation,
General Partner

By: /s/ George Tang
    ----------------------------------
Title: President
       -------------------------------

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